Exhibit 4.3

DOMINO’S PIZZA MASTER ISSUER LLC,

DOMINO’S PIZZA DISTRIBUTION LLC,

DOMINO’S IP HOLDER LLC and

DOMINO’S SPV CANADIAN HOLDING COMPANY INC.

each as Co-Issuer

and

CITIBANK, N.A.,

as Trustee and Securities Intermediary

THIRD SUPPLEMENT

Dated as of October 21, 2015

to the

AMENDED AND RESTATED BASE INDENTURE

Dated as of March 15, 2012

Asset Backed Notes

(Issuable in Series)

THIRD SUPPLEMENT TO AMENDED AND RESTATED BASE INDENTURE

THIRD SUPPLEMENT, dated as of October 21, 2015 (this “Third Supplement”), to the Amended and Restated Base Indenture, dated as of March 15, 2012 (the “Amended and Restated Base Indenture”), by and among DOMINO’S PIZZA MASTER ISSUER LLC, a Delaware limited liability company (the “Master Issuer”), DOMINO’S PIZZA DISTRIBUTION LLC, a Delaware limited liability company (the “Domestic Distributor”), DOMINO’S SPV CANADIAN HOLDING COMPANY INC., a Delaware corporation (the “SPV Canadian Holdco”), DOMINO’S IP HOLDER LLC, a Delaware limited liability company (the “IP Holder” and together with the Master Issuer, the Domestic Distributor and the SPV Canadian Holdco, collectively, the “Co-Issuers” and each, a “Co-Issuer”), and CITIBANK, N.A., a national banking association, as trustee (in such capacity, the “Trustee”), and as securities intermediary.

W I T N E S S E T H:

WHEREAS, the Co-Issuers and the Trustee entered into the Amended and Restated Base Indenture (as amended by the First Supplement to Amended and Restated Base Indenture, dated as of September 16, 2013, and by the Second Supplement to Amended and Restated Base Indenture, dated as of October 21, 2015, the “Base Indenture”);

WHEREAS, Section 13.2(a) of the Base Indenture provides, among other things, that the Co-Issuers and the Trustee, with the consent of the Control Party (at the direction of the Controlling Class Representative) and with the consent of the affected Noteholders, may at any time, and from time to time, make amendments, waivers and other modifications to the Base Indenture;

WHEREAS, the Co-Issuers have duly authorized the execution and delivery of this Third Supplement;

WHEREAS, the Control Party is willing to provide its written consent (in accordance with the terms and conditions of the Base Indenture) to the execution of this Third Supplement;

WHEREAS, the holders of the Series 2015-1 Senior Notes have consented to the terms of the amendments to the Base Indenture set forth herein; and

WHEREAS, the Co-Issuers and the Trustee wish to amend the Base Indenture as set forth herein

NOW, THEREFORE, in consideration of the provisions, covenants and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein, capitalized terms used herein (including the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Definitions List attached to the Base Indenture as Annex A (as such Definitions List may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Base Indenture (the “Base Indenture Definitions List”)).

ARTICLE II

AMENDMENTS

Section 2.1 Definitions.

(a) Cash Trap Optional Prepayment. The Base Indenture Definitions List is hereby amended by inserting the following definition of “Cash Trap Optional Prepayment” in the Base Indenture Definitions List in accordance with alphabetical order.

“Cash Trap Optional Prepayment” means any Optional Prepayment of Senior Notes made from proceeds on deposit in the Cash Trap Reserve Account.

(b) CTOP Payment Priority. The Base Indenture Definitions List is hereby amended by inserting the following definition of “CTOP Payment Priority” in the Base Indenture Definitions List in accordance with alphabetical order.

“CTOP Payment Priority” means, with respect to Cash Trap Optional Prepayments, the application or allocation of funds in the Cash Trap Reserve Account, based solely on the information provided to the Trustee by the Master Issuer, in the following order of priority: (a) if a Class A-1 Senior Notes Amortization Event has occurred and is continuing, to make an allocation to the Senior Notes Principal Payments Account, in the amount necessary to prepay and permanently reduce the Commitments under all Class A-1 Senior Notes affected by such Class A-1 Senior Notes Amortization Event on a pro rata basis based on Commitment Amounts; then (b) to make an allocation to the Senior Notes Principal Payments Account, in the amount necessary to prepay all Senior Notes of all Series other than Class A-1 Senior Notes on a pro rata basis based on principal outstanding; then (c) provided clause (a) does not apply, to make an allocation to the Senior Notes Principal Payments Account, in the amount necessary to prepay and permanently reduce the Commitments under all Class A-1 Senior Notes of all Series on a pro rata basis based on their respective Commitment Amounts; and then (d), to make an allocation to the Senior Subordinated Notes Principal Payments Account, in the amount necessary to prepay all other Classes of Notes sequentially in alphabetical order on a pro rata basis based on principal outstanding across the Classes of all Series with the same alphabetical designation.

(c) Holdco Leverage Ratio. The definition of “Holdco Leverage Ratio” in the Base Indenture Definitions List is hereby amended by deleting the stricken text and inserting the double underlined text in the following paragraph:

“Holdco Leverage Ratio” means at any time, the ratio of (a)(i) Indebtedness of the Holdco Consolidated Entities (provided that, with respect to each Series of Class A-1 Senior Notes Outstanding, the aggregate principal amount of each such Series of Senior Notes will be deemed to be the Class A-1 Senior Notes Maximum Principal Amount for each such Series) less (ii) the sum of (w) the cash and Permitted

Investments of the Securitization Entities credited to the Senior Notes Interest Reserve Account, the Senior Subordinated Notes Interest Reserve Account and the Cash Trap Reserve Accounts as of the end of the most recently ended Quarterly Collection Period, (x) the cash and Permitted Investments of the Securitization Entities credited to the Concentration Accounts as of the end of the most recently ended Quarterly Collection Period that, pursuant to a Weekly Manager’s Certificate delivered on or prior to such date, will be paid to the Manager or constitute the Residual Amount on the next succeeding Weekly Allocation Date, (y) the Unrestricted Cash and Permitted Investments of the Non-Securitization Entities as of the end of the most recently ended Quarterly Collection Period and (z) the available amount of each Interest Reserve Letter of Credit as of the end of the most recently ended Quarterly Collection Period to (b) Consolidated Adjusted EBITDA of the Holdco Consolidated Entities, for the immediately preceding 13 twenty-eight day (or thirty-five day) Fiscal Periods; provided, however, that solely for purposes of ~~the~~a Series Non-Amortization Test, the proviso in clause (a)(i) above shall not apply.

(d) Net Cash Flow. The definition of “Net Cash Flow” in the Base Indenture Definitions List is hereby amended by deleting the stricken text and inserting the double underlined text in the following paragraph:

“Net Cash Flow” means, for any Quarterly Payment Date and the immediately preceding Quarterly Collection Period an amount equal to the excess, if any, of (a) Retained Collections with respect to such Quarterly Collection Period over (b) the sum of (i) the Securitization Operating Expenses paid on each Weekly Allocation Date with respect to such Quarterly Collection Period, plus (ii) the Weekly Management Fee (adjusted on a pro forma basis to account for changes in the management fees as of the Closing Date) paid on each Weekly Allocation Date to the Manager with respect to such Quarterly Collection Period, plus (iii) all payments of ~~Manager Advances Reimbursement Amounts to the Manager during such Quarterly Collection Period, plus (iv) all payments of~~ PULSE Maintenance Fees and Technology Fees to the Manager during such Quarterly Collection Period, plus (~~v~~iv) the Servicing Fees, Liquidation Fees, and Workout Fees paid to the Servicer on each Weekly Allocation Date with respect to such Quarterly Collection Period, plus (~~vi~~v) the amount of Class A-1 Senior Notes Administrative Expenses paid on each Weekly Allocation Date with respect to such Quarterly Collection Period, plus (~~vii~~vi) all Investment Income to the extent such Investment Income has been distributed to the Collection Account and is included in Quarterly Retained Collections with respect to such Quarterly Collection Period, plus (~~viii~~vii) the amount, if any, by which Retained Collections Contributions included in such Quarterly Retained Collections exceeds the relevant amount of Retained Collections Contributions permitted to be included in Net Cash Flow pursuant to Section 5.16 of the Base Indenture; provided, that funds released from the Cash Trap Reserve Account shall not constitute Retained Collections for purposes of this definition.

(e) Senior ABS Leverage Ratio. The definition of “Senior ABS Leverage Ratio” in the Base Indenture Definitions List is hereby amended by inserting the double underlined text in the following paragraph:

“Senior ABS Leverage Ratio” means, as of the date of determination, the ratio of (i)(a) the aggregate principal amount of each Series of Senior Notes Outstanding (provided that, with respect to each Series of Class A-1 Senior Notes Outstanding, the aggregate principal amount of each such Series of Senior Notes will be deemed to be the Class A-1 Senior Notes Maximum Principal Amount for each such Series) less (b) the sum of (x) the cash and Permitted Investments of the Securitization Entities credited to the Senior Notes Interest Reserve Account and the Cash Trap Reserve Account as of the end of the most recently ended Quarterly Collection Period, and (y) the available amount of the Interest Reserve Letter of Credit with respect to the Senior Notes as of the end of the most recently ended Quarterly Collection Period to (ii) Net Cash Flow (excluding, for the avoidance of doubt, any Retained Collections Contributions) for the preceding four Quarterly Collection Periods as of such date.

(f) Unrestricted Cash. The Base Indenture Definitions List is hereby amended by inserting the following definition of “Unrestricted Cash” in the Base Indenture Definitions List in accordance with alphabetical order.

“Unrestricted Cash” means as of any date, unrestricted cash and Permitted Investments owned by the Non-Securitization Entities that are not, and are not presently required under the terms of any agreement or other arrangement binding any Non-Securitization Entity on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of any Non-Securitization Entity or (b) otherwise segregated from the general assets of the Non-Securitization Entities, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Non-Securitization Entities. It is agreed that cash and Permitted Investments held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by any Non-Securitization Entity will not be excluded from Unrestricted Cash by reason of setoff rights or other Liens created by law or by applicable account agreements in favor of the depositary institutions or security intermediaries.

(g) Weekly Distribution Services Reimbursement Amount. The definition of “Weekly Distribution Services Reimbursement Amount” in the Base Indenture Definitions List is hereby amended by deleting the stricken text and inserting the double underlined text in the following paragraph:

“Weekly Distribution Services Reimbursement Amount” means, with respect to any Weekly Collection Period, an amount equal to the smallest of (a) the aggregate amount of working capital expenses relating to the Distribution Services actually incurred by the Manager or the Canadian Manufacturer, as applicable, on or prior to the last day of such Weekly Collection Period for which the Manager or the Canadian Manufacturer, as applicable, is entitled to be reimbursed or paid in accordance with the Management Agreement and has not been previously reimbursed or paid; (b) the amount, if any, by which (i) $~~5,000,000~~10,000,000 exceeds (ii) the aggregate amount of working capital expenses relating to the Distribution Services previously paid on each preceding Weekly

Allocation Date that occurred in the Quarterly Collection Period in which such Weekly Allocation Date occurs; and (c) the amount, if any, by which (i) $~~10,000,000~~20,000,000 exceeds (ii) the aggregate amount of working capital expenses relating to the Distribution Services previously paid on each preceding Weekly Allocation Date that occurred in the two-year period (measured from the Closing Date to the second anniversary thereof and from each such second anniversary thereof to the next succeeding bi-annual anniversary thereof) in which such Weekly Allocation Date occurs.

Section 2.2 Notes Issuable in Series (Section 2.2 of the Base Indenture).

(a) Sections 2.2(vi)(A) and 2.2(vi)(B) of the Base Indenture is hereby amended by deleting the stricken text and inserting the double underlined text in the following clause:

(A) the Senior ABS Leverage Ratio as of the applicable Series Closing Date is less than or equal to ~~6.0~~6.5x after giving effect to the issuance of the new Series of Notes (assuming all available amounts have been drawn under the Variable Funding Note Purchase Agreement);

(B) the Holdco Leverage Ratio is less than or equal to ~~6.5~~7.0x after giving effect to the issuance of the new Series of Notes (assuming all available amounts have been drawn under the Variable Funding Note Purchase Agreement);

(b) Sections 2.2(vi)(L), 2.2(vi)(M) and 2.2(vi)(N) of the Base Indenture is hereby amended by deleting the stricken text and inserting the double underlined text in the following subsections:

(L) if such new Series of Notes includes Subordinated Debt, the terms of any such new Series of Notes include the Subordinated Debt Provisions to the extent applicable; and

~~(M) except with respect to any Class A-1 Senior Notes, the Series Anticipated Repayment Date with respect to such new Series of Notes will not be prior to the Series Anticipated Repayment Date for any such Series of Notes then Outstanding; and~~

(~~N~~M) each of the parties to the Related Documents with respect to such new Series of Notes has covenanted and agreed in the Related Documents that, prior to the date which is one year and one day after the payment in full of the latest maturing Note, it will not institute against, or join with any other Person in instituting, against any Securitization Entity, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings, under any federal or state bankruptcy or similar law;

Section 2.3 Quarterly Payment Date Applications (Section 5.12 of the Base Indenture)

(a) Section 5.12 of the Base Indenture is hereby amended by inserting the following paragraph as Section 5.12(p)(iv) and re-numbering sub-paragraphs in Section 5.12(p) thereafter.

(iv) If the Master Issuer determines in its sole discretion to apply funds in the Cash Trap Reserve Account to make optional prepayments of principal of Senior Notes and/or Senior Subordinated Notes, which optional payments shall be made in accordance with the CTOP Payment Priority, the Master Issuer shall instruct the Trustee thereof in writing, and the Trustee shall, in accordance with such written instructions, withdraw funds on deposit in the Cash Trap Reserve Account in the amount instructed by the Master Issuer and deposit such funds into the Senior Notes Principal Payment Account and/or the Subordinated Notes Principal Payment Account, as applicable, and thereafter shall, in accordance with the written instructions of the Master Issuer, withdraw funds from the Senior Notes Principal Payment Account and/or the Subordinated Notes Principal Payments Account, as applicable, and deposit such funds into the applicable Series Distribution Accounts; provided that any such optional prepayments will be accompanied by the payment of any Prepayment Premiums related thereto, to the extent such Prepayment Premiums are otherwise payable in connection with the optional prepayment of such Notes in accordance with the applicable Series Supplement; and provided further, that any amounts remaining on deposit in the Cash Trap Reserve Account after such optional prepayments will remain deposited therein until the Quarterly Payment Date following the Quarterly Payment Date on which the Cash Trapping Period is no longer in effect, unless otherwise provided in this Section 5.12.

Section 2.4 Rapid Amortization Events (Section 9.1 of the Base Indenture).

(a) Section 9.1(e) of the Base Indenture is hereby amended by deleting the stricken text and inserting the double underlined text in the following clause:

(e) the Co-Issuers have not repaid or refinanced any Series of Notes (or Class or Subclass thereof) in full on or prior to ~~the~~ its respective Series Anticipated Repayment Date ~~relating to such Series or Class~~, a “Rapid Amortization Event” shall be deemed to have occurred without the giving of further notice or any other action on the part of the Trustee or any Noteholder; provided, however, that upon the occurrence of the event set forth in clause (e) above, a Rapid Amortization Event shall automatically occur without any declaration thereof by the Control Party (at the direction of the Controlling Class Representative) unless the Control Party (at the direction of the Controlling Class Representative) and each affected Noteholder has agreed to waive such event in accordance with Section 13.2; and provided, further, that if a Rapid Amortization Event occurs pursuant to clause (e) above and (i) the Quarterly DSCR as of the applicable Series Anticipated Repayment Date is greater than 2.0x and (ii) the applicable Series of Notes (or Class or Subclass thereof) is repaid or refinanced within one calendar year of such Series Anticipated Repayment Date; then such Rapid Amortization Event shall no longer be in effect and the Rapid Amortization Period relating to such Rapid Amortization Event shall end. For the avoidance of doubt, any Scheduled Principal Payments set forth in any Series Supplement shall continue to be made when due and payable subsequent to the occurrence of a Rapid Amortization Event, except that no Scheduled Principal Payments with respect to any Series of Notes shall be due and payable subsequent to the occurrence of a Rapid Amortization Event set forth in clause (e) above. Upon the occurrence of a Rapid Amortization Event, the Trustee, at the direction of the Control Party, will deliver, for recordation, the Manufacturing and Distribution Center Mortgages granted by the Domestic Distribution Real Estate Holder and held in escrow by the Trustee for the benefit of the Secured Parties, unless such requirement to record is waived by the Control Party, acting at the direction of the Controlling Class Representative.

Section 2.5 Events of Default (Section 9.2 of the Base Indenture).

(a) Sections 9.2(a), 9.2(b), 9.2(d), 9.2(j) and 9.2(l) of the Base Indenture are hereby amended by deleting the stricken text and inserting the double underlined text in the following paragraph:

(a) any Co-Issuer defaults in the payment of interest on, or other amount payable (other than amounts referred to in clause (b) below) in respect of, any Series of Notes Outstanding when the same becomes due and payable (in each case without giving effect to payments of any interest on, or other amount payable in respect of, any Series of Notes made by any financial guarantor that has insured or guaranteed payment of interest on, or other amounts payable in respect of, such Series of Notes) and such default continues for two Business Days; provided that if the failure to pay such interest or other amount when the same becomes due and payable resulted solely from an administrative error or omission by the Trustee, such default continues for a period of two Business Days after the Trustee receives written notice or an Authorized Officer of the Trustee has Actual Knowledge of such administrative error or omission); and provided that the failure to pay any Prepayment Premium on any prepayment of principal made during any Rapid Amortization Period occurring prior to the related Series Anticipated Repayment Date will not be an Event of Default; and provided, further, that failure to pay any contingent interest on any Series of Notes in excess of amounts available therefor in accordance with the Priority of Payments will not be an Event of Default, including any such failure on the Series Legal Final Maturity Date for such Series of Notes;

(b) any Co-Issuer defaults in the payment of any principal of any Series of Notes Outstanding when the same becomes due and payable (whether on any Series Legal Final Maturity Date, any redemption date, any prepayment date or any maturity date or otherwise with respect to such Series and without giving effect to payments of any principal of any Series of Notes made by any financial guarantor that has insured or guaranteed payment of principal of such Series of Notes); provided that if the failure to pay such principal when due resulted solely from an administrative error or omission by the Trustee, such default continues for a period of two Business Days after the Trustee receives written notice or an Authorized Officer of the Trustee has Actual Knowledge of such administrative error or omission;

(d) (i) except as otherwise provided in this clause (d), any Securitization Entity fails to comply with any of its other agreements or covenants in, or other provisions of, the Indenture or any other Related Document (other than with respect to any provision of the Charter Documents covered by clause (i) below) to which it is a party and the failure continues unremedied for a period of thirty (30) days, (ii) ~~(or,~~ in the case of a failure to comply with any of the agreements, covenants or provisions of any IP License Agreement, such longer cure period, not to exceed 90 days, as may be permitted under such IP License Agreement~~)~~ or (iii) solely with respect to a failure to comply with (1) any obligation to deliver a notice, report or other communication within the specified time frame set forth in the applicable Related Document, such failure continues for a period of five Business Days after the specified time frame for delivery has elapsed or (2) Sections 8.7, 8.12, 8.13, 8.14, 8.15, 8.17, 8.18, 8.19, 8.20, 8.21, 8.22, 8.23, 8.24, 8.25, 8.27 and 8.28, such failure continues for a period of ten Business Days, in each case, after the earlier of (~~i~~x) the date on which any Securitization Entity obtains knowledge thereof or (~~ii~~y) the date on which written notice of such failure, requiring the same to be remedied, is given to any Securitization Entity by the Trustee or to each Securitization Entity and the Trustee by the Control Party (at the direction of the Controlling Class Representative);

(j) the transfer of any material portion of the property contributed pursuant to any Pre-Securitization Contribution and Sale Agreement, the Domino’s International Contribution and Sale Agreement, any Overseas Contribution Agreement or any Domestic Distribution Contribution Agreement fails to constitute a valid transfer of ownership of such property and the Proceeds thereof~~;~~ (other than any such property that, in the Control Party’s determination, is immaterial, or that has been disposed of to the extent permitted or required under the Related Documents); provided, however, that no Event of Default will occur pursuant to this clause (j) if, with respect to any such property deemed not have been validly transferred, Domino’s International has made an Indemnification Payment to the SPV Guarantor pursuant to Section 7.1 of the Domino’s International Contribution and Sale Agreement or the Domino’s International Domestic Distribution and Overseas IP Holder Contribution Agreement, as applicable, with respect to such property and the SPV Guarantor has made a contribution equal to such Indemnification Payment to the Master Issuer pursuant to Section 2 of the SPV Guarantor Contribution Agreement or Section 7.1 of the SPV Guarantor Domestic Distribution and Overseas IP Holder Contribution Agreement, as applicable, with respect to such property;

(l) the Trustee ceases to have for any reason a valid and perfected first priority security interest in the Collateral to the extent required by the Related Documents or any Domino’s Entity or any Affiliate thereof so asserts in writing (excluding any Collateral with an aggregate fair value of less than $25,000,000 and any Collateral in which perfection cannot be achieved under the UCC or other applicable law);

ARTICLE III

EFFECTIVE DATE; IMPLEMENTATION DATE

The provisions of this Third Supplement shall be effective upon execution and delivery of this instrument by the parties hereto, with the consent of the Control Party and the delivery of the Opinion of Counsel and Officer’s Certificate described in Section 13.3 of the Base Indenture. Notwithstanding the foregoing sentence, Article II of this Third Supplement shall become operative only upon the payment in full of the Outstanding Principal Amount of the Series 2012-1 Class A-2 Notes (as defined in the Series 2012-1 Supplement dated as of March 15, 2012). Except as expressly set forth or contemplated in this Third Supplement, the terms and conditions of the Base Indenture shall remain in place and not be altered, amended or changed in any manner whatsoever, except by any further amendment to the Base Indenture made in accordance with the terms of the Base Indenture, as amended by this Third Supplement.

ARTICLE IV

GENERAL

Section 4.1 Binding Effect. This Third Supplement shall inure to the benefit of and be binding on the respective successors and assigns of the parties hereto, each Noteholder and each other Secured Party.

Section 4.2 Counterparts. The parties to this Third Supplement may sign any number of copies of this Third Supplement. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 4.3 Severability

ARTICLE I. In case any provision in this Second Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Second Supplement shall not in any way be affected or impaired thereby.

Section 4.4 Governing Law. THIS FIRST SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 4.5 Amendments. This Third Supplement may not be modified or amended except in accordance with the terms of the Base Indenture.

Section 4.6 Matters relating to the Trustee. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Co-Issuers, or the validity or sufficiency of this Third Supplement and the Trustee shall not be accountable or responsible for or with respect to nor shall the Trustee have any responsibility for provisions thereof. In entering into this Third Supplement, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each party hereto represents and warrants to each other party hereto that this Third Supplement has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Co-Issuers, the Trustee and the Securities Intermediary have caused this Third Supplement to the Amended and Restated Base Indenture to be duly executed by its respective duly authorized officer as of the day and year first written above.

DOMINO’S MASTER ISSUER LLC, as Co-Issuer

By:
	Name:	Adam J. Gacek
	Title:	Secretary

DOMINO’S PIZZA DISTRIBUTION LLC, as Co-Issuer

By:
	Name:	Adam J. Gacek
	Title:	Secretary

DOMINO’S SPV CANADIAN HOLDING COMPANY INC., as Co-Issuer

By:
	Name:	Adam J. Gacek
	Title:	Secretary

DOMINO’S IP HOLDER LLC, as Co-Issuer

By:
	Name:	Adam J. Gacek
	Title:	Secretary

CITIBANK, N.A., in its capacity as Trustee and as Securities Intermediary

By:
Name:
Title:

CONSENT OF CONTROL PARTY AND CONTROLLING CLASS REPRESENTATIVE:

In accordance with Section 2.4 of the Servicing Agreement, Midland Loan Services, a division of PNC Bank, National Association, as Control Party and in its capacity as Control Party to exercise the rights of the Controlling Class Representative (pursuant to Section 11.1(d) of the Amended and Restated Base Indenture), hereby consents to the execution and delivery by the Co-Issuers and the Trustee of this Third Supplement to the Amended and Restated Base Indenture.

MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title: